Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 9, 2021, with respect to the consolidated financial statements of MVB Financial Corp. and Subsidiaries, (the Company) as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020, included in the Company’s December 31, 2020 Annual Report on Form 10-K, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida
December 8, 2021